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                                                                    Exhibit 10.R

To:       Leon C. Hirsch
Date:     May 1, 1997
Subj:     Purchase Agreement


On April 17, 1997, the Compensation/Option Committee of the Board of Directors authorized your purchase from the Company, at fair market value, of options (the "Options") for the purchase of two million (2,000,000) shares of Common Stock with an exercise price of $47.875 per share, exercisable as of April 17, 1998, and with an expiration date of March 5, 2001. The purchase price for the Options, which is payable upon your receipt of and acknowledgment of the terms hereof, is $1.33 per share, or $2,660,000 in the aggregate. The Options will otherwise be exercisable on the same terms as provided at present with respect to options granted to corporate officers under the Company's stock option plans (excluding rights in connection with a change in control of the Company up until April 17, 1998), and such terms are incorporated by reference herein, except that the Options shall expire on your death, permanent disability which prevents you from performing a significant portion of your employment responsibilities, or termination of employment by the Company for proveable cause. In addition, such Options, and any shares of Common Stock purchased by you pursuant to the exercise of such Options, are being offered and will be sold to you without registration under the Securities Act of 1933, as amended (the "Act"), in reliance on the exemption from registration requirements in Section 4(2) of the Act. Accordingly, you may only sell shares acquired pursuant to exercise of the Options (i) by means of a secondary registration statement filed by the Company with and declared effective by the Securities and Exchange Commission, (ii) in accordance with the provisions of Rule 144 of the Securities and Exchange Commission, or (iii) in reliance on another exemption from the registration requirements under the Act which, in the opinion of the General Counsel of the Company, is available.

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Leon C. Hirsch
May 1, 1997
Page 2


This Purchase Agreement is made in reliance upon your representation to the Company that the Options and the Common Stock to be received by you upon exercise of the Options will be acquired for investment for your own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that you have no present intention of selling, granting any participation in, or otherwise distributing the same.

You understand and acknowledge that certificates representing shares of the Common Stock delivered on exercise of the Options, or certificates delivered in substitution therefor, shall bear a legend reflecting the above restrictions.

Please acknowledge receipt of this Purchase Agreement and acknowledgment of and agreement with its terms by signing below.

United States Surgical Corporation                Leon C. Hirsch



By: /s/  Thomas R. Bremer                        /s/  Leon C. Hirsch
   --------------------------------              -------------------------------

(title) SRVP and General Counsel
(At the direction of the Compensation/
Option Committee of the Board of
Directors)